WARRANT ASSIGNMENT

To CHAPARRAL RESOURCES, INC.:

     FOR VALUE RECEIVED, the undersigned registered holder of the attached warrant ("Warrant") hereby sells, assigns and transfers unto NRL ACQUISITION CORP. the rights represented by such Warrant to purchase 3,076,923 shares of the Warrant Stock of CHAPARRAL RESOURCES, INC. to which such Warrant relates, and appoints a duly authorized representative of NRL ACQUISITION CORP. to make such transfer on the books of CHAPARRAL RESOURCES, INC. maintained for such purpose, with full power of substitution in the premises.

         This instrument shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America, without giving effect to any conflicts of laws principles thereof which would result in the application of the laws of another jurisdiction.

Dated:  May 17, 2004

                                 CENTRAL ASIAN INDUSTRIAL
                                 HOLDINGS N.V.

                                 By /s/ Askar Alshinbayev
                                   ------------------------------------
                                   Name:   Askar Alshinbayev
                                   Title:  Managing Director

                                   Address:

                                   Central Asian Industrial Holdings N.V.
                                   c/o 3rd Floor, Broughton House
                                   6-8 Sackville Street
                                   London W1 3DG
                                   United Kingdom